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                                                                  Exhibit (b)(2)

                                 NORTHERN FUNDS
                          (A DELAWARE STATUTORY TRUST)

                             BY-LAW AMENDMENT NO. 1
                             ADOPTED MARCH 31, 2003

                                   ARTICLE III

                                  SHAREHOLDERS

                                      * * *

SECTION 7. RECORD DATE. For purposes of determining the shareholders who are entitled to notice of and to vote at any meeting, or to participate in any distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding one hundred twenty (120) days, as the Trustees may determine; or without closing the transfer books the Trustees may fix a date not more than one hundred twenty
(120) days prior to the date of the meeting of Shareholders or distribution or other action as a record date for determination of the persons to be treated as Shareholders of record for such purposes, except for dividend payments which shall be governed by the declaration.